OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS THIRD QUARTER RESULTS.

Byron Center, MI, November 2, 2009 – – OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported third quarter net loss of $1,308,000 compared to net income of $737,000 for the third quarter of 2008. Basic and diluted earnings per share in the third quarter of 2009 were ($0.49), down from $0.27 reported for the third quarter of 2008. The decline in net income and earnings per share is largely due to a $3,100,000 increase in the provision for loan losses in addition to increases in loan collection expenses. Net income for the first nine months was $952,000, down 72% from the first nine months of 2008.

Total assets at September 30, 2009 equaled $840 million, a decrease of $1 million from the end of the second quarter of 2009 and an increase of $38 million from September 30, 2008. Total loans declined $9 million during the third quarter, which is a reflection of the difficult economic environment and lower borrowing needs of some of our customers. An increase in the consumers’ savings rate contributed to the $14 million increase in total deposits during the third quarter and past year. Compared to one year ago, total assets increased 5% and total loans increased 6% and total deposits increased 10%. The bank continues to be well capitalized and has an equity-to-asset ratio of 8.49% at September 30, 2009 compared to 8.37% at December 31, 2008.

“It’s important to consider our third quarter performance against the backdrop of events within our economy, our markets and our industry,” said Patrick K. Gill, President and CEO of OAK Financial Corporation and Byron Bank. “Our increased provision for loan losses was primarily attributable to one previously-performing real estate development-related borrower who notified us late in the quarter of their intent to default on their obligation. Our loan portfolio contains very few real estate development loans and, on an overall basis, continues to perform well. In addition, our pre-provision performance remains strong, despite elevated loan collections costs and dramatically higher FDIC premiums.”

The net interest margin improved to 3.44% in the third quarter 2009, which compares favorably to a net interest margin of 3.27% in the second quarter o 2009 and 3.31% for the third quarter of 2008. The net interest margin improvement reflects the decline in funding cost and stable loan yields. Net interest income increased $279,000 on a linked-quarter basis and improved $463,000 compared to the third quarter of 2008.

The provision for loan losses was $4,500,000 in the third quarter compared to $1,375,000 in the second quarter of 2009 and $1,400,000 during the third quarter of 2008. The higher provision for loan losses was necessary due to an increase in net loan losses and increase in non-performing loans, which is described below. The higher level of loan loss provision contributed to an increase in the allowance as a percent of total loans from 1.33% at the end of 2008 to 2.03% at September 30, 2009.

Total non-interest income was 18% higher in the third quarter of 2009, compared to the third quarter of 2008. The increase is attributed to a $404,000 increase in mortgage banking revenue, which is being influenced by mortgage refinance activity due to historically low mortgage interest rates. For the first nine-months, non-interest income increased $1,761,000, or 27%, almost entirely from the increase in mortgage refinance activity.

Total non-interest expense was $828,000 higher in the third quarter of 2009 compared to the third quarter of 2008. The increase is largely due to higher FDIC premiums, which are being assessed across the industry, and higher loan collection and related expense. On a year-to-date basis, operating expenses increased approximately 12%, or approximately 7% excluding the increase in the FDIC insurance. Non-performing assets continue to add to our operating expense through higher professional fees, loan collection costs, and losses and impairment charges associated with the disposition of other real estate.

Non-performing assets totaled $18.3 million at September 30, 2009, up $10.5 million from the prior quarter and $9.5 million from September 30, 2008. The increase in non-performing assets is primarily the result of placing two residential construction and development projects and several commercial loans secured by real estate on non-accrual. Total non-performing assets represent 2.18% of total assets compared to 0.63% at December 31, 2008 and 1.10% at September 30, 2008. At September 30, 2009, total non-performing assets consist of $4.9 million of other real estate, $12.7 million of loans that are not accruing interest and $0.7 million of loans that are past due 90 days or more and still accruing interest. Net loans charged-off as a percent of total average loans was 0.55% in the third quarter of 2009, compared to .40% in the second quarter of 2009 and 0.13% in the third quarter of 2008. Net loans charged-off in the third quarter totaled $961,000 compared to $207,000 during the third quarter of 2008. Year-to-date 2009, net loans charged-off totaled $1,901,000 compared to $960,000 for the same period in 2008.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 14 banking offices serving 14 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our other subsidiary, Byron Insurance Agency, delivers a broad range of personal and business insurance products. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:

Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2009 (Unaudited)	December 31, 2008

ASSETS

Cash and cash equivalents	$22,728	$15,411

Available-for-sale securities	94,704	107,251

Loans held for sale	5,592	2,762

Total loans	692,677	686,932
Allowance for loan losses	(14,078)	(9,130)

Net Loans	678,599	677,802

Accrued interest receivable	3,771	3,967
Premises and equipment, net	15,300	16,782
Restricted investments	5,261	5,101
Other assets	14,140	11,235

Total assets	$840,095	$840,311

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$78,652	$76,585
Interest bearing	622,533	600,684

Total deposits	701,185	677,269

Federal funds purchased	-	2,300
Repurchase agreements	5,600	20,350
FHLB advances	55,485	63,655
Other borrowed funds	1,198	1,030
Other liabilities	5,310	5,352

Total liabilities	768,778	769,956

Stockholders' equity
Preferred stock, no par value; 500,000 shares authorized	-	-
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	33,339	34,171
Accumulated other comprehensive income	2,497	703

Total stockholders' equity	71,317	70,355

Total liabilities and stockholders' equity	$840,095	$840,311

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)

	Three Months ended September 30, (Unaudited)		Nine Months ended September 30, (Unaudited)

	2009	2008	2009	2008

Interest Income
Interest and fees on loans	$8,994	$9,528	$26,880	$28,875
Available-for-sale securities	938	1,245	2,984	3,753
Restricted investments	50	60	129	155
Other interest income	1	22	3	25

Total interest income	9,983	10,855	29,996	32,808

Interest expense
Deposits	2,648	3,695	8,594	11,274
Federal funds purchased	2	56	13	470
Repurchase agreements	110	247	559	736
FHLB advances	645	750	1,972	1,962
Other borrowed funds	9	1	14	7

Total interest expense	3,414	4,749	11,152	14,449

Net interest income	6,569	6,106	18,844	18,359

Provision for loan losses	4,500	1,400	6,850	3,005

Net interest income after provision for loan losses.	2,069	4,706	11,994	15,354

Non-interest income
Service charges on deposit accounts	1,343	1,414	3,870	4,053
Mortgage banking	614	210	2,647	917
Net gain on sales of securities	54	-	396	52
Insurance premiums and brokerage fees	294	328	859	953
Other	152	137	480	516

Total non-interest income	2,457	2,089	8,252	6,491

Non-interest expenses
Salaries	2,682	2,568	8,072	7,812
Employee benefits	608	537	1,841	1,734
Occupancy (net)	471	471	1,436	1,366
Furniture and fixtures	309	341	972	961
Loss on other real estate	473	313	797	397
FDIC fees	305	114	1,246	329
Other	1,951	1,627	5,300	4,959

Total non-interest expenses	6,799	5,971	19,664	17,558

Income before federal income taxes	(2,273)	824	582	4,287

Federal income taxes (benefit)	(965)	87	(370)	869

Net income	$(1,308)	$737	$952	$3,418

Income per common share:
Basic	$(0.49)	$0.27	$0.35	$1.26
Diluted	$(0.49)	$0.27	$0.35	$1.26

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008

Earnings
Net interest income	$6,569	$6,290	$5,985	$6,018	$6,106
Provision for loan losses	$4,500	$1,375	$975	$1,950	$1,400
Non-interest income	$2,457	$2,724	$3,071	$(1,183)	$2,089
Non-interest expense	$6,799	$6,396	$6,469	$6,031	$5,971
Net income	$(1,308)	$1,010	$1,250	$(1,882)	$737
Basic earnings per share	$(0.49)	$0.38	$0.46	$(0.69)	$0.27
Diluted earnings per share	$(0.49)	$0.38	$0.46	$(0.69)	$0.27
Average shares outstanding	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	(0.62%)	0.48%	0.60%	(0.92%)	0.37%
Return on average equity	(7.18%)	5.68%	7.14%	(10.45%)	4.06%
Net interest margin (tax-equivalent)	3.44%	3.27%	3.14%	3.20%	3.31%
Efficiency ratio	76.5%	71.7%	71.2%	71.0%	70.0%
Full-time equivalent employees	203	205	206	205	204
Ending equity to ending assets	8.49%	8.45%	8.32%	8.37%	8.92%
Book value per share	$26.38	$26.28	$25.75	$26.03	$26.49

Asset Quality
Net loans charged-off	$961	$695	$245	$1,873	$207
Net charge-offs to total average loans (annualized)	0.55%	0.40%	0.14%	1.12%	0.13%
Nonperforming assets	$18,287	$7,828	$7,492	$5,332	$8,838
Allowance for loan losses to total loans	2.03%	1.50%	1.42%	1.33%	1.39%
Nonperforming assets to total assets	2.18%	0.93%	0.90%	0.63%	1.10%

(Dollars in thousands except per share data)	YTD 9/30/09	YTD 9/30/08

Earnings
Net interest income	$18,844	$18,359
Provision for loan losses	$6,850	$3,005
Non-interest income	$8,252	$6,491
Non-interest expense	$19,664	$17,558
Net income	$952	$3,418
Basic earnings per share	$0.35	$1.26
Diluted earnings per share	$0.35	$1.26
Average shares outstanding	2,703	2,703

Performance Ratios
Return on average assets	0.15%	0.59%
Return on average equity	1.78%	6.32%
Net interest margin (tax-equivalent)	3.28%	3.47%
Efficiency ratio	71.6%	68.2%

Asset Quality
Net loans charged-off	$1,901	$960
Net charge-offs to total average loans (annualized)	0.37%	0.21%